Exhibit 99.1

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Decrease in Public Offering Price

New York, New York, May 29, 2015 ˗ Business Development Corporation of America (“BDCA”), announced today that on May 28, 2015, its board of directors (the “Board”) approved a decrease in the public offering price of BDCA’s continuous public offering of common stock from $11.20 per share to $11.15 per share. This pricing decrease is effective for share subscriptions accepted since April 16, 2015 (i.e., after the first monthly escrow break) and shares issued pursuant to the dividend reinvestment plan (“DRIP”) after May 1, 2015. The purpose of this action was to make BDCA’s public offering price of shares consistent with BDCA’s pricing policy, which ensures that the net offering price will not exceed BDCA’s net asset value per share.

In addition, the Board has decided the annualized dividend rate would remain unchanged at $0.868 per share.

As previously announced, BDCA is not accepting subscription agreements dated after April 30, 2015. The next escrow break for subscription agreements received since April 16, 2015 and dated at or prior to April 30, 2015 (i.e., after the first monthly escrow break) will not occur until BDCA’s most recent post-effective amendment to its registration statement on Form N-2 is declared effective by the Securities and Exchange Commission.

About BDCA

BDCA is a non-traded business development company that invests in both the debt and equity of private middle market companies. BDCA is closed to new investments. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Contacts

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com Ph: (484-342-3600)	Andrew G. Backman Managing Director Investor & Public Relations abackman@arlcap.com Ph: (212-415-6500)	Nicholas Radesca CFO, Treasurer & Secretary BDCA nradesca@arlcap.com Ph: (212-415-6500)